Exhibit 10.8

AGREEMENT NOT TO COMPETE

THIS AGREEMENT NOT TO COMPETE (this “Agreement”) is made and entered into as of August 18, 2006, by and between OnCure Holdings, Inc., a Delaware corporation (“Parent”), and Shyam Paryani (the “Seller”).

RECITALS:

A.            Parent, OnCure Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub”), Seller, OnCure Medical Corp., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and certain other parties have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 5, 2006, pursuant to which Merger Sub will merge with and into the Company such that Company shall become a wholly owned subsidiary of Parent (the “Merger”).

B.            Seller is a stockholder of the Company and will receive personally material financial benefits upon the completion of the transactions contemplated by the Merger Agreement.

C.            This Agreement is a material inducement to Parent’s entering into the Merger Agreement, and Parent has relied upon this Agreement in consummating the Merger and the other transactions contemplated under the Merger Agreement.

D.            Unless otherwise defined herein, capitalized terms used in this Agreement shall have the same meanings as set forth in the Merger Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration received, the parties hereto agree as follows:

1.             Agreement Not to Compete.

Except as may otherwise be provided in this Section 1, during the Noncompetition Period (as hereinafter defined), Seller shall not in any manner, directly or indirectly, including through entities controlled by Seller, within the Territory (as hereinafter defined), (a) engage or participate in the business of operating and managing outpatient facilities that provide radiation therapy, medical oncology and related oncology services and providing physician practice management services for medical and radiation oncologists (collectively, the “Business”) or perform services for third parties that are competitive with the Business (“Competitive Services”), or (b) own or operate any business that engages or participates in the Business or that performs Competitive Services.  Seller shall be deemed to be engaged in the Business or performing Competitive Services if Seller shall engage in such business or perform such services directly or indirectly, whether for Seller’s own account or for that of another person, firm or corporation, or whether as stockholder, principal, partner, member, agent, investor, proprietor, director, officer, employee or consultant or in any other capacity, except as a consultant or employee to Parent or any parent, subsidiary or other Affiliate of Parent (including, without limitation, the Company).  The covenants contained in this Section 1 shall not apply to Seller’s provision of professional medical services or to his ownership, management, administration or operation of those professional medical practices, cancer centers, and affiliates listed on Schedule A attached hereto, including all successor entities thereto.  For purposes of this Agreement, the term “Territory” shall mean the United States, provided that by resolution adopted by the Board of Directors, the Company may by written consent (not to be unreasonably withheld) exclude from the Territory any state or states other than California, Florida, Georgia and Arizona.  For the purposes of this Agreement, the term “Noncompetition Period” shall mean the period beginning at the Effective Time and ending upon the later to occur of (x) the second anniversary of the Effective Time and (y) two years after the termination of Seller’s service on the Board of Directors and Medical Advisory Board of the Company.  Notwithstanding the foregoing provisions of this Section 1, the prohibitions of this Section 1 shall not be deemed to prevent Seller from owning 2% or less of any class of equity securities of an entity that has a class of equity securities registered under Section 12 of the Exchange Act.

2.             Confidential Information; Non-Solicitation.

(a)           Seller acknowledges that Seller has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information relating to the Company (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company, specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, physician and patient lists, physician and patient information databases, mailing lists, current and anticipated physician and patient requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and data-base technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devises, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company and any other information, however documented, of the Company or related to the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company and the operation of the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales and/or revenues, capital spending budgets and plans, the names and backgrounds of key personnel, the names and backgrounds of acquisition targets, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Agreement, however, Confidential Information shall not include any of the foregoing that is or becomes generally known to and available for use by the public other than as a result of Seller’s fault or the fault of any other Person bound by a duty of confidentiality to Parent.

(b)           Seller acknowledges and agrees that all Confidential Information known or obtained by Seller, as of the date hereof, is the sole property of the Company.  Therefore, Seller agrees that Seller will not, at any time, disclose to any unauthorized Persons or use for Seller’s own account or the account of any affiliate of the Seller or for the benefit of any third party any Confidential Information, whether Seller has such information in Seller’s memory or embodied in writing or other physical form, without Parent’s prior written consent (which it may grant or withhold in its sole discretion). If requested by Parent, Seller agrees to deliver to Parent at the time of execution of this Agreement, and at any other time Parent may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in physical, electronic or other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of the Company or the operation of the Business and any other Confidential Information that Seller may then possess or have under Seller’s control; provided however, that Seller’s covenants contained in this Section 2 shall not apply to any disclosures or uses by Seller of Confidential Information (i) in the ordinary course of Seller’s examination and treatment of patients as a part of his professional medical practice or (ii) in connection with Seller’s ownership, management, administration or operation of those professional medical practices, cancer centers and affiliates listed in Schedule A attached hereto, including all successor entities thereto.

(c)           In the event that Seller is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will promptly notify Parent of such requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other mutually agreed action.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, in the opinion of Seller’s counsel, legally compelled to disclose information or else stand liable for contempt or suffer other censure or significant penalty, Seller may disclose that portion of the requested information which Seller’s counsel advises Seller that Seller is compelled to disclose.  In any event, Seller will furnish only that portion of the information which is legally required and will exercise Seller’s best efforts to obtain reliable assurance that confidential treatment will be accorded the information.  In addition, Seller will not oppose action by Parent to obtain an appropriate protective order or other reliable assurance that such confidential treatment will be so accorded.

(d)           During the Noncompetition Period, Seller agrees not to, directly or indirectly, solicit the employment or hire any employee of Parent or any parent, subsidiary or affiliate of Parent (including, without limitation, the Company), it being understood that the provisions of this Section 2(d) shall not prohibit Seller from conducting general employment searches not targeting employees of Parent or any parent, subsidiary or affiliate of Parent (including, without limitation, the Company).

3.             Remedies.

(a)                         The necessity of protection against the competition of Seller and the nature and scope of such protection has been carefully considered and agreed upon by the parties hereto.  Seller acknowledges that the nature of the Business is highly competitive, that one of the most valuable assets of the Company is its goodwill in the marketplace and among its customers, which Seller helped to develop and maintain in the course of Seller’s service to the Company, and that Parent, in consummating the Merger and entering into the transactions contemplated by the Merger Agreement, has relied on the fact that it will acquire the goodwill of the Company and therefore on Seller’s willingness to restrict Seller’s ability to compete with Parent or any current or future affiliate of Parent in the conduct of the Business.  Seller and Parent hereby agree and acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Agreement are fair, reasonable and necessary.

(b)                         Seller acknowledges that the consideration provided for in Section 5 hereof is sufficient and adequate to compensate Seller for agreeing to the restrictions contained in this Agreement and that such restrictions will not cause Seller undue hardship.  If, however, any court or arbitrator of competent jurisdiction determines that the foregoing restrictions are unreasonable and for that reason unenforceable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.  Seller and Parent agree that a monetary remedy for a breach of this Agreement will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause Parent irreparable harm, and that Parent, in addition to any and all other remedies available to it at law or in equity, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.  Seller agrees that Parent shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by Seller, and Seller acknowledges that in the absence of such a waiver, a bond or undertaking might be required by the court.

4.             Seller Representation.

The Seller hereby represents and warrants to the Parent that (a) the execution, delivery and performance of this Agreement by the Seller do not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Seller is a party or any judgment, order or decree to which the Seller is subject, (b) the Seller has full authority to execute, deliver and be bound by the terms of this Agreement, and (c) upon the execution and delivery of this Agreement by the Company and the Seller, this Agreement will be a valid and binding obligation of the Seller, enforceable in accordance with its terms.

5.             Consideration.

Seller hereby acknowledges that as consideration for Seller’s covenants set forth in Section 1 and Section 2 of this Agreement, Parent has entered into the Merger Agreement and would not have done so but for the agreement of Seller to enter into this Agreement.

6.             Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) provided that a copy is mailed by a nationally recognized overnight delivery service (e.g., Federal Express) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Parent:

OnCure Holdings, Inc.

c/o Genstar Capital, L.P.

Four Embarcadero Center, Suite 1900

San Francisco, California 94111-4191

Attention:                Robert J. Weltman

Facsimile:               (415) 834-2383

With a copy to:

Latham & Watkins LLP

505 Montgomery Street

San Francisco, California  94111-2562

Attention:                Scott R. Haber and William C. Davisson

Facsimile:               (415) 395-8095

If to Seller, to the address set forth below Seller’s name on the signature page to this Agreement.

7.             Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.             Headings.

The headings herein are for convenience only, and shall not be deemed to limit or affect the interpretation or effect any of the provisions hereof.

9.             Entire Understanding.

This Agreement and the other agreements and instruments incorporated herein constitute the entire agreement and understanding between the parties, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

10.           Amendments; Termination.

This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto.

11.           Governing Law; Dispute Resolution; Waiver of Jury Trial; Service of Process; Consent to Jurisdiction.

(a)                         The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to that State’s choice of law rules.

(b)                         Any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in the State of Delaware, County of New Castle.  The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Parent and Seller; failing such agreement, the arbitration shall be conducted, by three independent arbitrators, one chosen by Parent, one chosen by the Seller, and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding.  The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted in the State of Delaware, County of New Castle to resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder, provided that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

(c)                         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

12.           Construction.

Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

13.           Cooperation.

Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

14.           Waiver.

Seller or Parent may, by written notice to the other:  (a) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (b) waive compliance with any of the covenants of the other party contained in this Agreement; or (c) waive or modify performance of any of the obligations of the other party.  No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action, possessing such knowledge or performing such investigation of compliance with the representations, warranties, covenants and agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be constituted as a waiver of any subsequent breach.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.

15.           Full Understanding; Negotiation of Agreement.

(a)           Seller represents that Seller has carefully read and fully understands all of the provisions of this Agreement, that Seller is competent to execute this Agreement, that Seller’s agreement to execute and deliver this Agreement has not been obtained by any duress and that Seller freely and voluntarily enters into it, and that Seller has read this Agreement in its entirety and fully understands the meaning, intent and consequences of this Agreement.

(b)           Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its own choosing, and that to the extent, if any, that it desired, each party hereto availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of said independent counsel.  Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

16.           Parties in Interest; Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise by Seller without the prior written consent of Parent.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

17.           Severability.

In the event that, notwithstanding the express, carefully considered, agreement of Parent and Seller set forth herein, any provision of this Agreement shall be deemed invalid, unenforceable or illegal, or if the period during which this Agreement is to remain effective is found to exceed the legally permissible period, then notwithstanding such invalidity, unenforceability or illegality the remainder of this Agreement shall continue in full force and effect during the maximum period legally permissible (subject to any reformation of terms as provided for in Section 3).

18.           Attorneys’ Fees.

If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof (including, without limitation, rights under Section 11 hereof), the prevailing party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation attorneys’ fees and court costs reasonably incurred in connection with such action, including any appeal of such action.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement Not to Compete as of the date first written above.

PARENT:

ONCURE HOLDINGS, INC.

By:	/s/ Robert J. Weltman
Name:	Robert J. Weltman
Title:	President and Chief Executive Officer

SELLER:

/s/ Shyam Paryani
Name:	Shyam Paryani
Address:

[Signature Page to Agreement Not to Compete — Shyam Paryani]

SCHEDULE A

PROFESSIONAL MEDICAL PRACTICES AND AFFILIATES

1.                                       Integrated Community Oncology Network, LLC (“ICON”), a professional medical practice, including but not limited to (i) its medical oncology division, a/k/a Florida Oncology Associates (“FOA”) and (ii) its radiation oncology division, a/k/a Florida Radiation Oncology Group (“FROG”) and Georgia Radiation Oncology Group (“GROG”), at the practice locations listed below, or such substituted or additional practice locations as may be established in the future:

Baptist Medical Center	Orange Park Cancer Center
Edna Williams Cancer Treatment Center	2161 Kingsley Avenue
1235 San Marco Boulevard	Orange Park, Florida 32073
Jacksonville, Florida 32207

Baptist Medical Center South	Flagler Cancer Center
14546 St. Augustine Road	300 Health Park Boulevard
Jacksonville, Florida 32258	St. Augustine, Florida 32086

Florida Cancer Center	Cancer Center of Putnam
3599 University Boulevard South, Suite 1500	600 Zeagler Drive
Jacksonville, Florida 32216	Palatka, Florida 32177

Southside Cancer Center	Florida Cancer Center — Beaches
5742 Booth Road	1375 Roberts Drive, Suite 100
Jacksonville, Florida 32207	Jacksonville Beach, Florida 32250

Southeast Georgia Regional Cancer Center
2600 Wildwood Drive
Brunswick, Georgia 31520

2.                                       Florida Radiation Oncology Group, a Florida general partnership, and the radiation oncology division of ICON

3.                                       Georgia Radiation Oncology Group, a Georgia general partnership, and the radiation oncology division of ICON

4.                                       Shyam B. Paryani, M.D., P.A., an individual Florida professional services corporation

5.                                       PET/CT Center of North Florida, LLC

6.                                       Cyclotron Center of North Florida, LLC

7.                                       All entities whose primary purpose is to purchase and sell, own, lease, manage and administer real property or medical office space, including but not limited to Second

City Landowners, Sixth City Landowners, Eighth City Landowners, and Ninth City Landowners, each Florida general partnerships